Exhibit 23.1

[KPMG LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Himax Technologies, Inc. (the “Company”) 2011 Long-Term Incentive Plan of our reports dated May 11, 2011, with respect to the consolidated balance sheets of Himax Technologies, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of Himax Technologies, Inc., filed on May 20, 2011.

Our report dated May 11, 2011, contains an explanatory paragraph that states that the Company adopted the measurement date provisions of Accounting Standards Codification Subtopic 715-20, “Compensation-Retirement Benefits-Defined Benefit Plans”, as of December 31, 2008.

/s/ KPMG

Taipei, Taiwan (the Republic of China)
September 16, 2011